Exhibit 10.7

                         EXECUTIVE EMPLOYMENT CONTRACT

                                     BETWEEN

                        BNP Residential Properties, Inc.

                                       AND

                                  Eric S. Rohm



                             Dated: December 1, 2002



STATE OF NORTH CAROLINA
                          EXECUTIVE EMPLOYMENT CONTRACT
COUNTY OF MECKLENBURG

         THIS EXECUTIVE EMPLOYMENT CONTRACT (the "Contract") is made and entered into, as of the date appearing on the signature page hereof, by and between

         BNP RESIDENTIAL PROPERTIES, INC., a Maryland corporation having its principal office and place of business in Charlotte, Mecklenburg County, North Carolina (hereinafter referred to as the "Company"), and

         ERIC S. ROHM (hereinafter referred to as "Executive").

                              Statement of Purpose

         The Company desires (i) to secure Executive's continued participation and services in the business of the Company in the manner hereinafter specified and subject to certain covenants of Executive and (ii) to make provision for payment of reasonable and proper compensation to Executive for such services and covenants. Such payments of compensation are acknowledged to contain additional consideration to Executive above, and in addition to, any current compensation arrangements for Executive. Executive is willing to be employed by the Company to perform the duties required by, and incident to, such employment upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the aforesaid Statement of Purpose, the terms and provisions of this Contract and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually consent, covenant, represent, warrant and agree as follows:

         1. Employment and Duties. The Company hereby employs Executive, and Executive hereby accepts said employment, in the capacity set forth on Exhibit A hereto. In such capacity, Executive shall perform such duties as may be assigned to Executive, from time to time, by the Board of Directors of the Company, or their designees. The Company shall not demote Executive, in title or otherwise, or materially decrease Executive's current duties or responsibilities with the Company without the express written consent of Executive. In addition, Executive agrees to serve in such other corporate office or offices and on such boards or committees of the Company as requested from time to time by the Board of Directors of the Company. In the performance of Executive's duties hereunder, Executive shall at all times be under the supervision, control and direction of the Board of Directors of the Company, and Executive shall perform


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Executive's duties hereunder in accordance with, and shall at all times strictly adhere to, all such reasonable rules, regulations and instructions as may be adopted from time to time by the Board of Directors of the Company.

         2.       Exclusive Employment.

         (a) Full Time Employment. Executive agrees to devote Executive's best efforts, and corresponding time during customary business hours (and at such other times as required by the Company, as the Board of Directors of the Company reasonably may determine from time to time), to the business of the Company. Executive acknowledges that in performing services hereunder, as occasions require, Executive will be required to work later than normal business hours and will be required to travel. Except as otherwise expressly provided herein, during the continuation of this Contract, Executive will not actively engage in any business for Executive's own account without the prior written approval of the Board of Directors of the Company and will not accept any employment whatever from any other person, firm or corporation.

         (b) Accountability. Executive's accountability and liability for performing the services required of Executive hereunder shall survive the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination.

         3. Representations of Executive. Executive represents and warrants to the Company that Executive has the capacity and power to enter into this Contract and to perform Executive's obligations hereunder. Further, Executive represents and warrants to the Company (i) that Executive is not restricted by any agreements or covenants binding on Executive which impose noncompetition, nonsolicitation or similar restraints on Executive, including without limitation any agreements or covenants between Executive and any previous employer of Executive and (ii) that Executive is not subject to any other restraints of any kind which would impair or encumber Executive's ability to perform the duties and obligations required of Executive hereunder. In performing Executive's services hereunder, Executive agrees not to use or divulge any confidential or proprietary information obtained by Executive from Executive's previous employers.

         4.       Term of Employment.

         (a) Executive's employment hereunder shall commence as of the date hereof and shall continue until terminated at the earliest of the following:

         (i) Rolling Term. Executive's employment hereunder shall continue for a period of two (2) years from the date hereof; provided, however, that such term shall be extended each year for an additional one (1) year on each anniversary date of this Contract up to a maximum of eight (8) additional years (i.e., extending the term of this Contract to ten (10) years) unless either party gives notice to the other party of that party's intention that there be no further extensions of this Contract within the ninety (90) day period immediately preceding any such anniversary date. If no such notice is given within such ninety (90) day period, then the term of this Contract shall be extended for one
         (1) additional year. If such notice is provided within such period, this Contract shall continue in full force and effect for the remainder of the then current term without further extension.

         (ii) Death. Executive's employment hereunder shall terminate automatically upon Executive's death.

         (iii) Cause. The Company may terminate Executive's employment hereunder at any time for Cause (as defined below) upon giving Executive notice of such termination, said termination to be effective as of (A) the date of such notice if the Company reasonably determines that such Cause cannot be cured by Executive or (B) the date thirty (30) days following the date of such notice if the Company reasonably determines that such Cause can be cured and such Cause is not cured to the satisfaction of the Company during such thirty (30) day period.

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         (iv) Notice. The Company or Executive may terminate Executive's employment hereunder at any time by giving notice of such termination to the other party, said termination to be effective on the date thirty
         (30) days after the date of such notice or such later date as is specified in the notice; provided, however, that the Company in its sole and absolute discretion may elect to accelerate the effective date of such termination to a date specified by the Company by paying to Executive the compensation the Company would have paid Executive during the period from the specified date to the date thirty (30) days after the date of the termination notice.

         (v) Good Reason. Executive may terminate Executive's employment hereunder at any time for Good Reason (as defined below) upon giving the Company notice of such termination, said termination to be effective as of (A) the date of such notice if Executive reasonably determines that such Good Reason cannot be cured by the Company or (B) the date thirty (30) days following the date of such notice if Executive reasonably determines that such Good Reason can be cured and such Good Reason is not cured to the satisfaction of Executive during such thirty (30) day period.

         (vi) Disability. The Company may terminate Executive's employment hereunder upon the determination by the Company of the Disability (as defined below) of Executive, said termination to be effective as of the date of such determination; provided, however, that if Executive is then covered by a Company-provided individual or group long-term disability insurance policy, such effective date shall be no sooner than the date Executive is determined to be "disabled" under such policy and commences receiving benefits thereunder.

As used in this Contract, the term "Cause" means an act, action or series of acts or actions by Executive which constitute or cause or result in:

         (A) a deliberate or intentional material misrepresentation by Executive in Executive's relations with the Company,

         (B) the commission of a crime by Executive which constitutes (1) a felony or (2) a misdemeanor which involves moral turpitude or which has a material adverse effect on the Company, its business, reputation, or interests,

         (C) a material breach of any contract or agreement between Executive and the Company (including this Contract) or a material breach by Executive of a fiduciary duty or responsibility to the Company, which has not been cured within permitted time periods,

         (D) Executive's becoming an alcoholic or addicted to habit-forming drugs, or

         (E) the willful, negligent or wanton misconduct of Executive which results in material damage to the Company, its business, reputation or interests.

         As used in this Contract, the term "Disability" means Executive's becoming disabled by reason of physical and mental infirmity or both, thereby rendering Executive unable to satisfactorily perform Executive's duties under this Contract, said disability to be determined (i) on the basis of certification of two (2) physicians duly licensed to practice medicine in the State of North Carolina or (ii) in good faith by the Board of Directors of the Company in the event that Executive fails or refuses to submit to the examination of any such physician upon the request of the Board of Directors of the Company.

         As used in this Contract, the term "Good Reason" means an act, action or series of acts or actions by the Company which constitute or cause or result in:

         (A) an assignment to Executive of any duties responsibilities or status materially inconsistent with, or which constitute a material change in, Executive's current position, duties, responsibilities or status with the Company,

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         (B) a material change in Executive's current reporting
         responsibilities, title or offices,

         (C) removal of Executive from, or failure to re-elect Executive to, any such positions, except in connection with the termination of this Contract by the Company for Cause or due to Executive's death or Disability,

         (D) a reduction by the Company of Executive's Base Salary below the amount specified in Paragraph 1 of Exhibit A, as the same shall be increased from time to time,

         (E) a disproportionately material adverse effect on Executive's participation in any benefit plan of the Company in which Executive is participating or disproportionate material reduction of Executive's benefits thereunder,

         (F) a material reduction in any fringe benefit enjoyed by Executive relative to other comparably situated executives of the Company, or

         (G) without Executive's consent, the Company's requiring Executive to be based at a location which is fifty (50) miles or more further from Executive's primary residence at the time such requirement is imposed than such residence is from the Company's office at which Executive is primarily rendering services at such time.

         (b) The provisions of Paragraphs 5, 6, 7, 8, 9, 10 and 11 hereof shall survive the termination of Executive's employment under this Contract to the extent provided therein, regardless of the date, cause or manner of such termination, and such termination shall not impair or otherwise affect Executive's obligations to strictly observe the provisions of Paragraphs 5, 6, 7, 8, 9, 10 and 11 hereof.

         5. Compensation and Benefits. Subject to the terms of this Contract, and except as otherwise expressly provided herein, until the termination of Executive's employment hereunder, the Company shall pay compensation and provide benefits to Executive as set forth in Exhibit A, which is attached hereto and hereby made a part hereof. The provisions of Exhibit A shall survive the termination of Executive's employment under this Contract, to the extent provided therein, regardless of the date cause or manner of such termination.

         6. Executive to Return Property and Information. Upon the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination, Executive (or, in the event of the death of Executive, Executive's personal representatives, beneficiaries, heirs and successors) shall turn over and return to the Company all property whatsoever of the Company in or under Executive's (or their) possession or control, including without limitation all Confidential Information as that term is defined in Paragraph 7 below. Executive acknowledges and agrees that any compensation due Executive at the time of such termination may be withheld in full by the Company pending receipt of such property. The provisions of this Paragraph 6 shall survive the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination.

         7. Executive Not to Divulge Confidential Information.

         (a) Executive expressly covenants and agrees that Executive will not, during or after Executive's period of employment with the Company,

         (i) use any Confidential Information (as defined below), except in the performance of Executive's services hereunder,

         (ii) reveal or disclose any such Confidential Information to any person, firm, corporation or other entity outside the Company, or

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         (iii) except in the performance of Executive's services hereunder, remove or aid in the removal from the premises of the Company any such Confidential Information or any material which relates thereto.

As used in this Contract, the term "Confidential Information" means any information which

         (i) is, or is designed to be, used in the business of the Company, an Affiliate (as defined below) or a Customer of the Company (as defined below),

         (ii) is private or confidential and derives independent actual or potential commercial value from not being generally known or available to the public, and

         (iii) gives the Company, an Affiliate or a Customer of the Company an opportunity to obtain an advantage over competitors who do not know or use such information and shall include, but shall not be limited to, any customer lists, pricing lists, inventory lists, trade secrets, know-how, customer histories, customer specifications, employee, agent and contractor data, programs, products, product designs, call lists, studies, pricing policies, marketing plans, financial information, sketches, drawings, research, formulae, processes, software, designs, surveys or plans of the Company, an Affiliate or a Customer of the Company now or hereafter owned by, or licensed or franchised to, the Company, an Affiliate or a Customer of the Company.


         As used in this Contract, the term "Affiliate" means any business entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.

         As used in this Contract, the term "Customer" means any person or entity who was or is a customer or client of the Company during the term of Executive's employment by the Company hereunder or under previous employment by the Company.

         (b) Executive shall at any time and from time to time on demand, advise and inform the Company of all Confidential Information possessed or known by or entrusted to Executive so that the Company may know at all times the extent to which knowledge of Confidential Information is being utilized or is possessed or known by Executive.

         (c) The provisions of this Paragraph 7 shall survive the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination.

         8. Right to Inventions, Designs, Documents, Marks, Names and Trade Secrets. Executive agrees that Executive will promptly, from time to time, fully inform, disclose and assign to the Company all inventions, designs, documents, marks, names, improvements, discoveries and trade secrets which pertain or relate to the business of the Company, or any business incidental or related thereto, and which in whole or in part are derived from or are the result of Executive's work with the Company, that Executive shall conceive, make or come into possession of during Executive's period of employment with the Company under this Contract and during a period of one (1) year [twelve (12) full calendar months] following the effective date of the termination of Executive's employment under this Contract. The provisions of this Paragraph 8 shall survive the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination.

         9.       Covenant Not to Compete.

         (a) Executive agrees and covenants that during the term of Executive's employment hereunder and for a period of one (1) year [twelve (12) full calendar months] following the effective date of the termination of Executive's employment hereunder for any one of the following reasons:

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                  (i)      termination by the Company for Cause, or

                  (ii)     termination by Executive, other than for Good Reason,

Executive will not, without the advance written consent of the Company, Compete (as defined below), directly or indirectly, within the Restricted Territory (as defined below).

         (b)      As used in this Contract, the term "Compete" means

                  (i) becoming an officer, employee, director, agent, representative or consultant of a corporation, or

                  (ii) becoming an employee, agent, consultant, representative, partner or member of a business, firm, partnership, limited liability company or other entity, or

                  (iii) having, directly or indirectly, a proprietary interest in a business, firm, partnership, limited liability company or other entity or

                  (iv) owning, directly or indirectly, any stock in a corporation that engages in the operation, management or leasing of any multi-family residential properties or conducts any business which provides services or materials that compete with any of the Company's services or materials; provided, however, that Executive may own not in excess of one percent (1%) of the total outstanding capital stock in any such competing corporation which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange.

         (c) As used in this Contract, the term "Restricted Territory" means the following:

                  (i)      Mecklenburg County, North Carolina;

                  (ii) any county in the State of North Carolina where the Company is engaged in business at the time of such termination of Executive's employment hereunder;

                  (iii) any county in the Commonwealth of Virginia where the Company is engaged in business at the time of such termination; and

                  (iv) any county in any other state in which the Company is engaged in business at the time of such termination.

Executive agrees that the Restricted Territory is reasonable in scope given Executive's position with the Company and the real and potential competition encountered by the Company and reasonably expected to be encountered by the Company.

         10. Injunctive Relief and Damages. Executive hereby acknowledges the importance and value of the business relationships and competitive position developed and maintained by the Company and its Affiliates and the need to protect the same. In the event that Executive violates or breaches any provision of Paragraphs 7 or 9 hereof, the Company shall be entitled to enjoin such violation or breach and any further violation or breach as well as to an equitable accounting of earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other remedies to which the Company may be entitled at law or in equity. The Company shall also be entitled to recover from Executive reasonable attorneys' fees incurred by the Company in enforcing the provisions of Paragraphs 7 or 9. The provisions of this Paragraph 10 shall survive the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination.

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         11. Other Employees of the Company. Executive agrees that during the term of Executive's employment hereunder and for a period of one (1) year [twelve (12) full calendar months] following the effective date of the termination of Executive's employment hereunder, Executive shall not, without the specific prior written consent of the Company, induce or attempt to induce any employee of the Company to leave such employment. In the event Executive violates or breaches any provision of this Paragraph 11 with respect to an employee, the Company shall be entitled to enjoin such violation or breach and any further violation or breach and to recover from Executive as liquidated damages for potential or real loss by the Company of the services of such employee (i) an amount equal to the gross compensation paid by the Company to that employee during the eighteen (18) month period immediately preceding the violation or breach and (ii) reasonable attorneys' fees incurred by the Company in enforcing the provisions of this Paragraph 11. The provisions of this Paragraph 11 shall survive the termination of Executive's employment under this Contract, regardless of the date, cause or manner of such termination.

         12. Assignment. Executive may not assign this Contract or any of Executive's rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity, this Contract being personal in nature as to Executive. The Company may assign this Contract to an Affiliate or to any successor of the Company, and any such Affiliate or successor shall be deemed substituted for all purposes for the Company under this Contract. As used in this Contract, the term "successor" means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such Affiliate or successor, jointly and severally liable for all its obligations hereunder. Failure of the Company to obtain the agreement of any Affiliate or successor to be bound by the terms of this Contract prior to the effectiveness of any such assignment or succession shall be a breach of this Contract and shall immediately entitle Executive to CIC Benefits (as defined in Exhibit A) from the Company in the same amount and on the same terms as Executive would be entitled in the event of a Qualifying Termination (as defined in Exhibit A). Except as herein provided, this Contract may not otherwise be assigned by the Company.

         13. Arbitration of Disputes. Executive and the Company agree that all disputes that may arise between them relating to the interpretation or performance of this Contract shall be resolved by binding arbitration through an arbitrator selected through, and operating under, the rules of the American Arbitration Association or such other arbitrator mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award rendered may be entered in any court having jurisdiction. Each party shall pay its own legal fees and other expenses associated with the arbitration, provided that the fee for the arbitrator shall be shared equally.

         14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when
(i) personally delivered, (ii) delivered to the following address by a private delivery service such as Federal Express or (iii) placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when received):


         As to the Company:    BNP Residential Properties, Inc.
                               301 South College Street
                               Suite 3850
                               Charlotte, North Carolina 28202-6032

         As to Executive:      The address set forth on Exhibit A.

The address of both the Company and Executive may be changed from time to time by either party serving notice upon the other.

         15. Non-Waiver. No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or

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other provision of this Contract.

         16. Governing Law. This Contract shall be deemed to have been made and entered into in the State of North Carolina, and the construction, validity and enforceability of this Contract shall be governed by the laws of the State of North Carolina.

         17. Binding Effect. This Contract shall be binding upon and inure to the benefit of the Company and its permitted successors and assigns and Executive and Executive's personal representatives, beneficiaries, heirs and successors.

         18. Entire Contract. This Contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof. This Contract may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Contract.

         19. Severability. Except as equity may require, should any provision of this Contract or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Contract or any part thereof, and the invalidity or unenforceability of any provision of this Contract shall not have any effect on or impair the obligation of the Company or Executive.

         20. Execution. This Contract may be executed in multiple counterparts, each of which shall be deemed an original hereof.

         IN WITNESS WHEREOF, the Company has caused this Contract to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Executive has hereunto set Executive's hand and seal, all as of the day and year noted below.

Date: December 1, 2002        "Company"

                              BNP Residential Properties, Inc.
[CORPORATE SEAL]

ATTEST:                       By:       /s/ D. Scott Wilkerson
                                 ------------------------------------------
                                     President and Chief Executive Officer
/s/ Philip S. Payne

Assistant Secretary

                              "Executive"

                                      /s/ Eric S. Rohm
                              --------------------------------------------[SEAL]
                              Eric S. Rohm



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                                    EXHIBIT A

Name:             Eric S. Rohm

Address:          2128 Kenmore Avenue
                  Charlotte, North Carolina 28202

Telephone#:       704-343-2402

Position:         Vice President and General Counsel

                            Compensation and Benefits

         The compensation to be paid, and the benefits to be provided, by the Company to Executive pursuant to the terms and provisions of the Executive Employment Contract to which this Exhibit A is attached are as follows:

         1. Base Salary. Commencing January 1, 2003 and thereafter during the term of Executive's employment hereunder, the Company shall pay to Executive a base salary at an annual rate of One Hundred Forty Thousand Dollars ($140,000) (the "Base Salary") payable at such intervals as shall be in conformity with the Company's practices, as such practices shall be established or modified from time to time. Such Base Salary shall be reviewed by the Board of Directors of the Company on an annual basis, in good faith, and may be adjusted, from time to time, in the sole and absolute discretion of the Board of Directors. In no event shall such Base Salary be less than the above-specified amount during the term of this Contract.

         2. Discretionary Bonus. In addition to Executive's Base Salary as provided for in Paragraph 1 of this Exhibit A, the Company may pay to Executive an annual discretionary bonus (a "Discretionary Bonus") with respect to each annual period ending on December 31. The amount of the Discretionary Bonus, if any, for a particular annual period shall be determined by the Board of Directors of the Company in good faith, but in its sole and absolute discretion, based on such factors as the Board of Directors deems appropriate.

         3. Incentive Compensation Plan. The Company will establish, and Executive shall be entitled to participate in, an incentive compensation plan for executive officers of the Company. The plan will provide for payment of a cash bonus to Executive if certain Company performance objectives established for Executive are achieved during an annual period ending on December 31 (the "Incentive Bonus"). The amount of the Incentive Bonus will be based on a formula determined for Executive by the Board of Directors of the Company or its designee and communicated to Executive at the beginning of the annual performance period. The formula for the Incentive Bonus will be based primarily on demonstrated improvements in funds from operations, computed on a per share basis. Any Incentive Bonus may be subject to adjustment to reflect individual performance as measured by specific qualitative criteria approved by the Board of Directors or its designee and communicated to Executive at the beginning of the annual performance period.

         4. Business Expense Reimbursement. During the term of the Contract, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in performing services hereunder, provided that such expenses are incurred in accordance with applicable policies of the Company. Executive shall present to the Company such reasonable documentation and accountings of such expenses, as requested by the Company, from time to time.

         5. General Executive Benefits. The Company shall maintain and provide coverage and benefits to Executive under life insurance, health insurance, basic group disability insurance, 401(k), annual

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physical and stock option programs and plans at least as favorable in terms as those currently in place for Executive on the date hereof. Such health insurance programs shall include Company paid coverage for dental and health insurance for the family of Executive. In addition, Executive shall be entitled to such other benefits, in such form and in such manner and at such times, as the Board of Directors of the Company, in the exercise of its sole and absolute discretion, shall from time to time adopt and establish for its executive employees generally.

         6. Death Benefit. In the event that this Contract is terminated by the death of Executive pursuant to Paragraph 4(a)(ii), the Company shall pay, as soon as practicable following such death, to the beneficiary designated by Executive on the records of the Company, or in the absence of such designation to the estate of Executive, the Death Benefit (defined as follows). The "Death Benefit" means and refers to the sum of (i) the Base Salary for the month in which Executive's death occurs to the extent not paid, (ii) any Discretionary Bonus or Incentive Bonus to which Executive would otherwise have been entitled, based on Executive's performance through the date of death, assuming that Executive lived until the end of the annual period with respect to which such bonuses are computed and was employed by the Company throughout that period and
(iii) an amount equal to the annual Base Salary of Executive in effect at the date of death.

         7. Disability Benefit. The Company shall provide to Executive such additional compensation (including amounts necessary to pay all applicable taxes thereon) as is necessary to pay the premiums on a supplemental disability insurance policy comparable to the policy currently in place for Executive, and in lieu of any continuing coverage under such current supplemental policy. Executive shall apply such compensation to the payment of premiums on such policy, and the Company shall not be obligated further with respect to supplemental disability insurance coverage for Executive. Upon termination of Executive's employment with the Company due to Disability in accordance with Paragraph 4(a)(vi), Executive shall be entitled to (i) continuation of the life and health insurance coverage provided under Paragraph 5 of this Exhibit A and the additional compensation payments referenced above in this Paragraph 7 (to the extent required to maintain Executive's supplemental disability insurance coverage), all until the earliest of such Disability ceasing, Executive attaining age 65, the death of Executive or Executive obtaining comparable coverage through another employer or otherwise, (ii) continuation of coverage during any elimination period under the basic group disability insurance provided under Paragraph 5 of this Exhibit A and (iii) any Discretionary Bonus or Incentive Bonus to which Executive would otherwise have been entitled based on Executive's performance through the date of the determination of Disability, assuming that Executive had not been disabled during the annual period with respect to which such bonuses are computed and was employed by the Company throughout that period.

         8.       Severance and Termination Benefits.

         (a) Severance Benefits. In the event that Executive terminates this Contract for Good Reason under Paragraph 4(a)(v) or the Company terminates this Contract without Cause under Paragraph 4(a)(iv) and such termination is not a Qualifying Termination to which Paragraph 12 of this Exhibit A is applicable, the Company shall continue to pay and provide to Executive for the remaining period that this Contract would otherwise have been in force under Paragraph 4(a)(i) without further extension (i) the Base Salary in effect immediately prior to such termination and (ii) the general executive benefits described in Paragraph 5 of this Exhibit A. In addition, Executive shall be entitled to any Discretionary Bonus or Incentive Bonus to which Executive would otherwise have been entitled based on Executive's performance through the date of termination, assuming that Executive had been employed during the annual period with respect to which such bonuses are computed and was employed by the Company throughout that period.

         (b) Termination Benefits. In the event that Executive terminates this Contract for Good Reason under Paragraph 4(a)(v) or the Company terminates this Contract without Cause under Paragraph 4(a)(iv) or in the event that this Contract terminates by expiration pursuant to Paragraph 4(a)(i) and no mutually agreeable successor contract is entered into by the Company and Executive, the Company shall pay and provide to Executive the following termination benefits:

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         (i) In the event that a Change of Control (as defined in Paragraph
         12(b) of this Exhibit A) has occurred prior to such termination and such termination is not otherwise a Qualifying Termination to which Paragraph 12 is applicable, Executive shall be paid and provided the CIC Benefits as set forth in Paragraph 12 of this Exhibit A as if a Qualifying Termination had occurred on that termination date. To the extent such CIC Benefits are in the form of monetary payments, such payments shall be made, to the extent practicable, in two equal installments, with the first installment due as soon as practicable following such termination date and the second installment to be made (with interest on the unpaid balance at 8%) on the first anniversary of such termination.

         (ii) In the event that a Change of Control has not occurred prior to such termination, Executive shall be paid (A) the annual Base Salary of Executive in effect immediately prior to such termination multiplied by one (1), (B) an amount equal to Executive's average annual Discretionary Bonus and average annual Incentive Bonus earned over the three (3) fiscal years prior to the effective date of such termination and (C) a continuation of Executive's general executive benefits described in Paragraph 5 of this Exhibit A for one (1) full year after the effective date of such termination in the same manner as provided in Paragraph 12(a)(iv) of this Exhibit A. To the extent such benefits are in the form of monetary payments, such payments shall be made, to the extent practicable, in two equal installments, with the first installment due as soon as practicable following such termination date and the second installment to be made (with interest on the unpaid balance at 8%) on the first anniversary of such termination.

         9. Vacation. During the term of Executive's employment under the Contract, Executive shall be entitled to four (4) weeks vacation for each calendar year of service hereunder or ratable part thereof. Vacation days not taken during a particular calendar year may be carried forward. If such vacation days are not used in any future period hereunder, Executive shall be entitled to additional compensation at the termination of this Contract for any such unused vacation days in an amount equal to Executive's per diem Base Salary for each such day based on the day such vacation day accrued.

         10. Withholding. The Company shall withhold or collect from any and all compensation and benefits paid hereunder all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes and other federal, state or local income, payroll and wage taxes) required to be withheld or collected therefrom.

         11. Documentation. Executive shall provide to the Company such documentation and corroborative material as the Company shall require with respect to all fringe benefit payments and reimbursements under the Contract.

         12.      Change in Control.

         (a) Employment Terminations in Connection with a Change in Control. In the event of a Qualifying Termination (as defined below) within six (6) full calendar months prior to the effective date of a Change in Control (as defined below), or within two (2) years following the effective date of a Change in Control, then in lieu of all other benefits provided to Executive under the provisions of this Contract (other than Executive's rights to receive vested benefits under the Company's qualified retirement plans), the Company shall pay to Executive and provide Executive the following benefits and payments (hereinafter collectively referred to as the "CIC Benefits"):

         (i) An amount equal to the highest rate of Executive's Base Salary hereunder in effect at any time up to and including the effective date of the Qualifying Termination;

         (ii) An amount equal to Executive's average annual Discretionary Bonus and average annual Incentive Bonus earned over the three
                  (3) fiscal years prior to the effective date of the Qualifying Termination (whether or not deferred);

         (iii) An amount equal to Executive's due but unpaid Base Salary through the effective date of

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                  the Qualifying Termination;

         (iv) A continuation of Executive's general executive benefits described in Paragraph 5 of this Exhibit A for one (1) full year after the effective date of such Qualifying Termination. Such benefits shall be provided to Executive at no less than the premium cost, and at no less than the coverage level, as in effect as of the date of the Qualifying Termination. The continuation of such benefits shall be discontinued prior to the end of the one (1) year period in the event Executive has available substantially similar benefits from a subsequent employer, as determined in good faith by the Company's Board of Directors.

         (v) A lump-sum cash payment of the entire balance of Executive's compensation, if any, which has been deferred under any nonqualified deferred compensation plan(s) of the Company together with all interest or other earnings credited with respect to such deferred compensation balance.

         (vi) A lump-sum cash payment of the benefit which Executive would otherwise have received had all stock options and other stock based compensation granted by the Company to Executive been fully vested, been exercised and become due and payable, all such awards of stock options and other stock based compensation thereupon being cancelled and of no further force or effect.



         As used in this Contract, the term "Qualifying Termination" means any termination of Executive's employment other than: (i) by the Company for Cause [as provided in Paragraph 4(a)(iii)]; (ii) by reason of Executive's death or Disability [as provided in Paragraphs 4(a)(ii) or (vi)]; or (iii) by Executive without Good Reason [as provided in Paragraph 4(a)(iv)].

         (b) Definition of "Change in Control". A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

                  (i) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing twenty percent (20%) or more of the voting power for the election of directors of the Company;

                  (ii) There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent (60%) of the total voting power in an election of directors of the Company (or such other surviving corporation);


                  (iii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

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                  (iv)     There shall be consummated any sale, lease, exchange,
                           or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

         (c) Excise Tax Equalization Payment. In the event that Executive becomes entitled to CIC Benefits (in the aggregate, the "Total Payments"), and any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any Excise Tax upon the Total Payments and any federal, state and local tax and Excise Tax upon the Gross-Up Payment provided for by this Paragraph 12(c) (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to Executive as soon as practical following the effective date of the Qualifying Termination, but in no event later than thirty (30) days after such date.

         (d) Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise
Tax:

                  (i) Any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive's termination of employment [whether pursuant to the terms of this Contract or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons] shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
                           Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel to the Company as supported by the Company's independent auditors and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                  (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and


                  (iii) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

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         (e) Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under this Paragraph 12 so that Executive did not receive the greatest net benefit, the Company shall reimburse Executive for the full amount necessary to make Executive whole, plus a market rate of interest, as determined by the Board of Directors of the Company.

         (f) Outplacement Assistance. Following a Qualifying Termination, Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by Executive; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of Executive's Base Salary as of the effective date of termination.

         13. Professional and Trade Associations; Fees. Company shall pay on Executive's behalf all professional licensing fees and dues, including dues to the North Carolina State Bar and any required North Carolina privilege license. Company shall further pay for fees of continuing legal education courses required to keep Executive's membership in the North Carolina State Bar in good standing. Company shall also pay membership dues and fees (including applicable section fees) for Executive's membership in the following professional and trade associations: American Bar Association, North Carolina Bar Association, Mecklenburg County Bar Association, American Corporate Counsel Association, and such other professional or trade organizations as approved by the Board of Directors.

         14. COBRA Reimbursement. Company shall reimburse Executive for health insurance premiums paid by Executive to maintain COBRA health insurance coverage from the date hereof through the date Executive is added to the Company's health insurance plan.

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